Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Helix TCS, Inc.

Denver, Colorado

We hereby consent to the incorporation by reference in the Registration Statements on Form S-8 (No. 333-221995) of Helix TCS, Inc., of our report dated November 25, 2019, relating to the consolidated financial statements of Green Tree International, Inc. at and for the year ended December 31, 2018, which appear in this Form 8-K/A. Our report includes an explanatory paragraph about the existence of substantial doubt concerning Green Tree International, Inc.’s ability to continue as a going concern.

/s/ Daszkal Bolton, LLP

Boca Raton, Florida

November 25, 2019